[LOGO]    Investor Relations Contact:
                                       HAWK     Hawk Associates, Inc.
                                    ASSOCIATES, Frank Hawkins and Julie Marshall
                                       INC.     Phone: (305) 451-1888
[LOGO] UTG                                      E-mail: info@hawkassociates.com
UNIVERSAL TRAVEL GROUP                          http://www.hawkassociates.com

10940 Wilshire Blvd.  Suite 1600                           ---------------------
Los Angeles, CA 90024                                      News Release:
Contact: Jacalyn Guo                                       FOR IMMEDIATE RELEASE
e-mail: Jacalyn@chutg.com                                  ---------------------
Phone: (310) 443-4151
www.chutg.com

            Universal Travel Group Signs Agreement to Acquire 90% of
           Tianjin Golden Dragon International Travel Service Company
              Expands packaged tours and corporate travel services

LOS ANGELES and SHENZHEN, China - October 17, 2007 -- Universal Travel Group (OTCBB: UTVG), which operates through its wholly owned subsidiary, Shenzhen Yu Zhi Lu Aviation Service Company Ltd. (YZL), a leading travel and cargo transportation agency in Southern China, announced today that it has entered into an agreement with the shareholders of Tianjin Golden Dragon International Travel Service Co., the largest travel agency in the city of Tianjin, China, whereby Universal Travel Group would acquire, in the aggregate, 90% of the outstanding capital stock of Tianjin Golden Dragon. The purchase price for this majority stake will be $7,889,000, of which $3,600,000 will be paid in cash and $4,289,000 will be satisfied by the issuance of 1,053,800 shares of Universal Travel stock. The cash portion will be paid in two installments. The first payment of $2.2 million will be made within one year of the closing of the acquisition and the remaining $1.4 million will be paid within two years of the closing, in accordance with a promissory note to be issued by Universal Travel Group at the closing of the acquisition.

Established in 1995, Tianjin Golden Dragon specializes in domestic and international tour packaging. The company reported unaudited sales revenue of $16.17 million and net income of $1.13 million in FY'06. Golden Dragon offers several specialized package tours to Hunan, Changsha, Shaoshan, Kunming, Dali and Lijiang. The company also organizes tour packages for holidays and special events, such as an Olympics tour in support of the 2008 games, "Wedding Tours" to celebrate honeymoons and "Parents' Tours" designed for families to travel together.

Tianjin Golden Dragon has garnered nationwide recognition for its unique tourist products, namely its branded "Parents' Tour," which has served more than 100,000 people since its introduction. In 2006, Tianjin Golden Dragon served more than 150,000 customers and was ranked twenty-ninth in revenue in the Chinese travel industry.

Universal Travel Group's Chairwoman and CEO Jiangping Jiang said, "The majority position with Golden Dragon cements our commitment to the packaged tour market in China, which was established with our acquisitions of Xi'an Golden Net and Shanghai Lanbao earlier this year. We hope to close this transaction by the end of 2007 to ensure our company's competitive edge as we continue to integrate all five subsidiaries. We expect that the packaged tours segment will drive the growth of the air ticketing and hotel reservation segments in the future."


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Jiang continued, "We estimate that the packaged tours segment will contribute about a substantial amount of Universal Travel Group's revenue. At present, China's tourism market demand is $150 billion, with a projected increase of 10% in the next five years. This represents broad development prospects for our company and a wonderful opportunity for further growth. In addition, we believe that the 2008 Beijing Olympics will further boost the overall business performance of UTVG."

About Tianjin Golden Dragon International Travel Service Co. Ltd.

Tianjin Golden Dragon plans and organizes conferences, events, and tours for large groups in the various districts of Tianjin. The company offers local transportation to foreign companies in China as part of their corporate tourism package. The company owns 74 buses and their international customers include Motorola, Panasonic and Butler. Clients include the County Government, Tonight's Newspaper, and the local branches of the Chinese People's Insurance Company, the Bank of China, Pufa Bank and China Mobil. The company's unique package tours have been recognized nationally, supporting a growing customer base. More than 200,000 clients have taken part in the "Parents' Tour" program and approximately 200 people sign up daily to take this tour. The company was the first organization to offer honeymoon tours in China. It is also the sole agency in Tianjin for Hong Kong Disneyland and as such, Tianjin Golden Dragon has approximately 20,000 visitors annually. It is also the sole agency in Tianjin for the Bright Star Cruise, amounting more than 5,000 tourists annually. Tianjin Golden Dragon has been awarded the Top 100 Enterprises title from the National Tourism Administration for seven consecutive years.

About Universal Travel Group

Universal Travel Group, a leading air travel and air cargo transportation agency in Southern China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include booking services for air tickets and hotels as well as air cargo transportation and tour packaging for customers. Universal Travel recently completed the acquisitions of Shenzhen Speedy Dragon Enterprise Ltd., a nationwide cargo logistics company, Xi'an Golden Net Travel Serve Service Co., Ltd. which provides air tickets, train tickets and packaged tours, and Shanghai Lanbao Travel Service Co., Ltd., which owns and manages the award winning China Booking Association website http://www.cba-hotel.com/. Universal Travel's goal is to become China's leading travel services provider in the aviation, cargo, hotel booking and tour packaging segments. For more information, visit http://www.chutg.com.

A profile for Universal Travel Group investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at (310) 443-4151, e-mail Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases, subscribe at http://www.hawkassociates.com/email.aspx.

Forward-looking Statement

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.


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